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FOR IMMEDIATE RELEASE

January 31, 2013

Company:	Dominion

Contacts:

Media:	Ryan Frazier (804) 819-2521, C.Ryan.Frazier@dom.com
Analysts:	Nathan Frost (804) 819-2187, Nathan.J.Frost@dom.com

DOMINION ANNOUNCES 2012 EARNINGS

• Full-year 2012 operating earnings of $3.05 per share
• Full-year 2012 GAAP earnings of $1.01 per share
• Fourth-quarter 2012 operating earnings of 69 cents per share
• Fourth-quarter 2012 GAAP loss of 66 cents per share
• Company affirms 2013 operating earnings guidance of $3.20 to $3.50 per share
• Conference call scheduled for 10 a.m. ET today

RICHMOND, Va. – Dominion (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (GAAP) for the 12 months ended Dec. 31, 2012, of $581 million ($1.01 per share), compared with reported earnings of $1.41 billion ($2.45 per share) for the same period in 2011.

Operating earnings for the 12 months ended Dec. 31, 2012, amounted to $1.75 billion ($3.05 per share), compared to originally reported operating earnings of $1.75 billion ($3.05 per share) for the same period in 2011.  Operating earnings are defined as reported (GAAP) earnings adjusted for certain items.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

The principal difference between GAAP earnings and operating earnings for fourth-quarter 2012 was an impairment charge of $731 million related to the Brayton Point merchant generating station, which is in the process of being sold.

Business segment results and detailed descriptions of items included in 2012 and 2011 reported earnings but excluded from operating earnings can be found on Schedules 1, 2 and 3 of this release.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“2012 was a year of significant accomplishments for Dominion.  Several major capital projects were completed, significant progress was made on others and we worked to advance the next round of infrastructure growth.

“In our Generation segment last year, the 585-megawatt Virginia City Hybrid Energy Center was placed into commercial operation on schedule and on budget after four years of construction. Construction continues on schedule for the 1,329-megawatt, gas-fired power station in Warren County, Va.  The approximately $1.1 billion project is scheduled for completion in late 2014.  Progress continues on the development of a similar-sized combined-cycle facility, the Brunswick County Power Station.  We recently filed for regulatory approval with the Virginia State Corporation Commission and, pending approval, expect commercial operation in 2016.  The coal-to-biomass conversions of Altavista, Southampton, and Hopewell are proceeding on schedule and are projected to come online by the end of this year. Also, we recently filed an application for a coal-to-natural gas conversion of our 227-megawatt Bremo Power Station.  Commercial operation is expected in 2014, pending regulatory approval.

“At our Energy segment, the Appalachian Gateway Project, which transports natural gas produced in West Virginia and Pennsylvania was placed into service on time and within budget.  Also entering service last year were two major projects providing transportation services of Marcellus Shale volumes, the Ellisburg to Craigs and the Northeast Expansion. Construction on Phase 1 of the Natrium natural gas processing and fractionation plant is nearing completion and scheduled for operation this quarter.  And, we entered into a joint venture, Blue Racer Midstream, LLC, to provide gathering and processing to producers in the Utica shale region.

“Dominion Virginia Power placed into service approximately $400 million of new electric transmission assets and completed phase 2 of the Mount Storm-to-Doubs modernization project.  Also, new customer connects increased 28% versus prior year and weather-normalized kilowatt-hour sales growth was 1.5% over 2011.

“We expect 2013 operating earnings in the range of $3.20 to $3.50 per share.  Incorporated in this guidance, compared to 2012, are a return to normal weather in our regulated service territory, anticipated benefits of higher revenues from our rider and energy growth projects, and sales growth in our electric service area, primarily offset by higher depreciation and operations and maintenance expenses, financing costs and a higher effective income tax rate.

“In December, our Board of Directors set a new goal to achieve a 65 percent to 70 percent dividend payout ratio.  The new policy recognizes the company’s continued shift toward regulated earnings.  The board also set a 2013 dividend rate of $2.25 per share of common stock, up from $2.11 per share in 2012, or a 6.6 percent increase.  The board recently declared a first-quarter dividend of 56.25 cents per share of common stock.  All dividend declarations are subject to Board of Directors’ approval.”

Full-year 2012 operating earnings compared to 2011

Full-year 2012 operating earnings per share were the same as compared to originally reported full-year 2011 operating earnings per share.  Positive factors for the year were higher contributions from unregulated retail energy marketing operations, lower operations and maintenance expenses, benefit from our contribution of assets to the Blue Racer Midstream joint venture, lower interest expenses and a lower effective tax rate.  Negative factors for the year were milder-than-normal weather in our regulated electric service territory, lower merchant generation margins and lower contributions from producer services.

Fourth-quarter 2012 operating earnings compared to 2011

The increase in fourth-quarter 2012 operating earnings per share as compared to originally reported fourth-quarter 2011 operating earnings per share is primarily attributable to lower operations and maintenance expenses and benefit from our contribution of assets to the Blue Racer Midstream joint venture.  Negative factors for the quarter were lower contributions from unregulated retail energy marketing operations and an extended outage at Millstone Unit 2.

Details of fourth-quarter 2012 operating earnings as compared to 2011 can be found on Schedule 4 of this release.

First-quarter 2013 and full-year 2013 operating earnings guidance

Dominion expects first-quarter 2013 operating earnings in the range of 80 cents per share to 95 cents per share as compared to first-quarter 2012 operating earnings of 85 cents per share. Positive factors for the first-quarter of 2013 compared to the same period of the prior year include an expected return to normal weather in our electric service territory, higher rate adjustment clause revenues and anticipated growth in our electric service territory as well as higher revenues related to our gas transmission growth projects. Negative factors for the quarter include higher operations and maintenance expenses and a higher effective tax rate.  GAAP earnings for the first quarter of 2012 were 86 cents per share.  A reconciliation between operating and GAAP earnings for the first quarter of 2012 can be found on Schedule 3 of this release.

Amounts for 2011 have been recast to reflect results for State Line and Salem Harbor generating stations as discontinued operations.  However, Dominion uses originally reported 2011 amounts prior to recast to calculate operating earnings growth targets as well as for comparison to 2012 and 2013 operating earnings and statistics.

In providing its first-quarter and full-year 2013 operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, divestitures or changes in accounting principles. At this time, Dominion management is not able to estimate the aggregate impact, if any, of these items on reported earnings, other than those as set forth on Schedule 2 – Reconciliation of 2012 Operating Earnings to Reported Earnings on page 8 of the 4Q12 Earnings Release Kit. Accordingly, the company is not able to provide a corresponding GAAP equivalent for its operating earnings guidance.

Conference call today

Dominion will host its fourth-quarter earnings conference call at 10 a.m. ET on Thursday, Jan. 31.  Dominion management will discuss its fourth-quarter financial results and other matters of interest to the financial community.

Domestic callers should dial (866) 710-0179. The passcode for the conference call is “Dominion.” International callers should dial (334) 323-9872.  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the earnings conference call, including accompanying slides, and the Earnings Release Kit will be available on the company’s investor information page at www.dom.com/investors.

A replay of the earnings conference call will be available beginning about 1 p.m. ET Jan. 31 and lasting until 11 p.m. ET Feb. 7.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-7226.  The PIN for the replay is 90509353.  Additionally, a replay of the webcast will be available on the company’s investor information page by the end of the day January 31.

Analyst Day Scheduled

Dominion will also host an analyst meeting at The JW Marriott Essex House in New York on Monday, March 4 from 10:00 a.m. to 12:00 p.m. ET.

Dominion management will discuss its business strategy and provide details about its 2013 operating earnings and long-term growth drivers, as well as other matters of interest to the financial community.  Following the formal presentation, corporate and operating segment management will be available to those in attendance for questions.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 27,400 megawatts of generation, 11,000 miles of natural gas transmission, gathering and storage pipeline and 6,300 miles of electric transmission lines.  Dominion operates the nation's largest natural gas storage system with 947 billion cubic feet of storage capacity and serves retail energy customers in 15 states. For more information about Dominion, visit the company's website at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings for first-quarter and full-year 2013 which are subject to various risks and uncertainties.  Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, including fluctuations in energy-related commodity prices, estimates of future market conditions, additional competition in the electric industry, changes in the demand for Dominion's services, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, asset portfolio reviews and resulting decisions to acquire, divest or retire assets, the receipt of regulatory approvals for, and timing of, planned projects, acquisitions and divestitures, and the ability to complete planned construction or expansion projects within the terms and timeframes initially anticipated.  Other factors include, but are not limited to, weather conditions and other events, including the effects of hurricanes, earthquakes, high winds, major storms and changes in water temperatures on operations, the risk associated with the operation of nuclear facilities, unplanned outages of Dominion’s generation facilities, state and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, political and economic conditions, industrial, commercial and residential growth or decline in Dominion’s service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, fluctuations in interest rates, changes in federal and state tax laws, employee workforce factors, including collective bargaining, counter-party credit and performance risks, adverse outcomes in litigation matters or regulatory proceedings, the risk of hostile cyber intrusions and other uncertainties.  Other risk factors are detailed from time to time in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Schedule 1 - Segment Operating Earnings

Preliminary, Unaudited
(millions, except earnings per share)	Three months ended December 31,
	2012	2011*	Change
Earnings:
Dominion Virginia Power	$131	$112	$19
Dominion Energy	189	153	36
Dominion Generation	137	117	20
Corporate and Other	(57)	(48)	(9)
OPERATING EARNINGS	$400	$334	$66
Items excluded from operating earnings 2, 3	(780)	(133)	(647)
REPORTED EARNINGS 1	$(380)	$201	$(581)

Common Shares Outstanding (average, diluted)	575.0	571.2

Earnings Per Share (EPS):
Dominion Virginia Power	$0.23	$0.20	$0.03
Dominion Energy	0.33	0.27	0.06
Dominion Generation	0.23	0.20	0.03
Corporate and Other	(0.10)	(0.09)	(0.01)
OPERATING EARNINGS	$0.69	$0.58	$0.11
Items excluded from operating earnings 2	(1.35)	(0.23)	(1.12)
REPORTED EARNINGS 1	$(0.66)	$0.35	$(1.01)

(millions, except earnings per share)	Twelve months ended December 31,
	2012	2011*	Change
Earnings:
Dominion Virginia Power	$559	$501	$58
Dominion Energy	551	521	30
Dominion Generation	874	1,003	(129)
Corporate and Other	(235)	(271)	36
OPERATING EARNINGS	$1,749	$1,754	$(5)
Items excluded from operating earnings 2, 4	(1,168)	(346)	(822)
REPORTED EARNINGS 1	$581	$1,408	$(827)

Common Shares Outstanding (average, diluted)	573.9	574.6

Earnings Per Share (EPS):
Dominion Virginia Power	$0.98	$0.87	$0.11
Dominion Energy	0.96	0.91	0.05
Dominion Generation	1.52	1.74	(0.22)
Corporate and Other	(0.41)	(0.47)	0.06
OPERATING EARNINGS	$3.05	$3.05	$(0.00)
Items excluded from operating earnings 2	(2.04)	(0.60)	(1.44)
REPORTED EARNINGS 1	$1.01	$2.45	$(1.44)

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)	Items excluded from operating earnings are reported in Corporate and Other segment. Refer to Schedules
2 and 3 for details, or find "GAAP Reconciliation" on Dominion's website at www.dom.com/investors.
3)	Pre-tax amounts for the current period and the prior period are ($1.235) billion and ($255) million, respectively.
4)	Pre-tax amounts for the current period and the prior period are ($1.831) billion and ($605) million, respectively.

*	Reflects amounts as originally reported prior to recast of results for State Line and Salem Harbor generating stations as discontinued operations.

Schedule 2 - Reconciliation of 2012 Operating Earnings to Reported Earnings

2012 Earnings (twelve months ended December 31, 2012)

The net effects of the following items, all shown on an after-tax basis, are included in 2012 reported earnings, but are excluded from operating earnings:

•	$795 million net loss, including an impairment charge, associated with certain fossil fuel-fired merchant power stations which Dominion decided to market for sale in the third quarter of 2012.
•	$303 million net loss, including impairment charges, primarily resulting from the planned shutdown of our Kewaunee nuclear merchant power station.
•	$53 million of restoration costs associated with severe storms affecting our Dominion Virginia Power and Dominion North Carolina Power service territories.
•	$22 million net loss from discontinued operations of two merchant power stations (State Line and Salem Harbor) which were sold in 2012.
•	$5 million net benefit related to other items.

	(millions, except per share amounts)	1Q12	2Q12	3Q12	4Q12	YTD 2012	2
	Operating earnings	$486	$337	$526	$400	$1,749
	Items excluded from operating earnings (after-tax):
	Fossil fuel-fired merchant power stations			(45)	(750)	(795)
	Kewaunee power station	2	(18)	(281)	(6)	(303)
	Severe storms		(45)	3	(11)	(53)
	Discontinued operations - State Line & Salem Harbor	1	(18)	(5)		(22)
	Other items	5	2	11	(13)	5
	Total items excluded from operating earnings (after-tax) 1	8	(79)	(317)	(780)	(1,168)
	Reported net income	$494	$258	$209	($380)	$581
	Common shares outstanding (average, diluted)	571.9	573.1	574.7	575.0	573.9
	Operating earnings per share	$0.85	$0.59	$0.92	$0.69	$3.05
	Items excluded from operating earnings (after-tax)	0.01	(0.14)	(0.56)	(1.35)	(2.04)
	Reported earnings per share	$0.86	$0.45	$0.36	($0.66)	$1.01

1)	Pre-tax amounts for items excluded from operating earnings are reflected in the following table:
	Items excluded from operating earnings:	1Q12	2Q12	3Q12	4Q12	YTD 2012

	Fossil fuel-fired merchant power stations			(34)	(1,218)	(1,252)
	Kewaunee power station	3	(26)	(435)	(9)	(467)
	Severe storms		(74)	5	(18)	(87)
	Discontinued operations - State Line & Salem Harbor	2	(32)	(19)		(49)
	Other items	8	3	3	10	24
	Total items excluded from operating earnings	$13	($129)	($480)	($1,235)	($1,831)

2)	YTD 2012 EPS may not equal sum of quarters due to share count differences.

Schedule 3 - Reconciliation of 2011 Original Operating Earnings to Reported Earnings

2011 Earnings (Twelve months ended December 31, 2011) 3

The net effects of the following items, all shown on an after-tax basis, are included in 2011 reported earnings, but are excluded from operating earnings:

•	$178 million of impairment charges related to certain utility ($139 million) and merchant ($39 million) coal-fired power stations.
•	$59 million of restoration costs associated with Hurricane Irene.
•	$39 million net loss from operations at our Kewaunee nuclear merchant power station.
•	$34 million impairment of excess emission allowances resulting from a new EPA air pollution rule.
•	$21 million of severance costs and other charges related to our State Line and Salem Harbor merchant power stations.
•	$19 million net charge in connection with the Virginia Commission’s final ruling associated with its biennial review of Virginia Power’s base rates for 2009-2010 test years.
•	$13 million of earthquake related costs, largely related to inspections following the safe shutdown of reactors at our North Anna nuclear power station.
•	$14 million benefit related to litigation with the Department of Energy for spent nuclear fuel-related costs at Millstone nuclear power station.
•	$3 million net benefit related to other items.

(millions, except per share amounts)	1Q11	2Q11	3Q11	4Q11	YTD 2011	2
Operating earnings	$541	$338	$541	$334	$1,754
Items excluded from operating earnings (after-tax):
Impairment of generation assets	(39)			(139)	(178)
Hurricane Irene costs			(74)	15	(59)
Kewaunee operations	(19)	(1)	(12)	(7)	(39)
Emission allowances impairments			(34)		(34)
Charges related to State Line & Salem Harbor operations		(11)	(10)		(21)
Impact of Virginia Power biennial review order				(19)	(19)
Earthquake costs			(13)		(13)
Recoverable spent nuclear fuel-related costs		14			14
Other items	(4)	(4)	(6)	17	3
Total items excluded from operating earnings (after-tax) 1	(62)	(2)	(149)	(133)	(346)
Reported net income	$479	$336	$392	$201	$1,408
Common shares outstanding (average, diluted)	580.5	575.2	571.2	571.2	574.6
Operating earnings per share	$0.93	$0.59	$0.95	$0.58	$3.05
Items excluded from operating earnings (after-tax)	(0.11)	(0.01)	(0.26)	(0.23)	(0.60)
Reported earnings per share	$0.82	$0.58	$0.69	$0.35	$2.45

1)	Pre-tax amounts for items excluded from operating earnings are reflected in the following table:
Items excluded from operating earnings:	1Q11	2Q11	3Q11	4Q11	YTD 2011
Impairment of generation assets	(55)			(228)	(283)
Hurricane Irene costs			(121)	25	(96)
Kewaunee operations	(32)	(5)	(19)	(10)	(66)
Emission allowances impairments			(57)		(57)
Charges related to State Line & Salem Harbor operations		(17)	(16)		(33)
Impact of Virginia Power biennial review order				(31)	(31)
Earthquake costs			(21)		(21)
Recoverable spent nuclear fuel-related costs		24			24
Other items	6	(8)	(29)	(11)	(42)
Total items excluded from operating earnings	($81)	($6)	($263)	($255)	($605)

2)	YTD 2011 EPS may not equal sum of quarters due to share count differences.
3)	Reflects amounts as originally reported prior to recast of results for State Line and Salem Harbor generating stations as discontinued operations.

Schedule 4 - Reconciliation of 2012 Earnings to 2011

Preliminary, unaudited	Three Months Ended		Twelve Months Ended
(millions, except EPS)	December 31,		December 31,
	2012 vs. 20111		2012 vs. 20111
	Increase / (Decrease)		Increase / (Decrease)
Reconciling Items	Amount	EPS	Amount	EPS

Dominion Virginia Power
Regulated electric sales:
Weather	$5	$0.01	($34)	($0.06)
Other	9	0.01	28	0.05
FERC Transmission equity return	4	0.01	19	0.04
Retail energy marketing operations	(10)	(0.02)	35	0.06
Storm damage and service restoration	1	0.00	14	0.03
Other	10	0.02	(4)	(0.01)
Change in contribution to operating earnings	$19	$0.03	$58	$0.11

Dominion Energy
Gas Distribution weather	$1	$0.00	($5)	($0.01)
Gas Transmission margin	14	0.02	8	0.01
Producer Services margin	(5)	(0.01)	(13)	(0.02)
Blue Racer Midstream JV	43	0.08	43	0.08
Other	(17)	(0.03)	(3)	(0.01)
Change in contribution to operating earnings	$36	$0.06	$30	$0.05

Dominion Generation
Regulated electric sales:
Weather	$10	$0.02	($78)	($0.14)
Other	11	0.02	46	0.08
Merchant generation margin	(13)	(0.02)	(109)	(0.19)
Brayton Point, Kincaid and Elwood 2011 earnings	16	0.02	7	0.01
State Line and Salem Harbor 2011 earnings	(2)	0.00	(35)	(0.06)
Rate adjustment clause equity return	10	0.02	17	0.03
PJM ancillary services	1	0.00	(27)	(0.05)
Net capacity expenses	2	0.00	19	0.04
Outage costs	(13)	(0.02)	8	0.01
Other	(2)	(0.01)	23	0.05
Change in contribution to operating earnings	$20	$0.03	($129)	($0.22)

Corporate and Other
Change in contribution to operating earnings	($9)	($0.01)	$36	$0.06

Change in consolidated operating earnings	$66	$0.11	($5)	$0.00

Change in items excluded from operating earnings 2	($647)	($1.12)	($822)	($1.44)

Change in reported earnings (GAAP)	($581)	($1.01)	($827)	($1.44)

1)	Reflects 2011 amounts prior to recast of operating results of State Line and Salem Harbor generating stations as discontinued operations.
2)	Refer to Schedules 2 and 3 for details of items excluded from operating earnings, or find "GAAP Reconciliation"
on Dominion's website at www.dom.com/investors.